Exhibit 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the previously filed Registration Statement No. 333-95701 of Enova Systems, Inc. on Form S-8/S-3; Registration Statement Nos. 333-85308 and 333-96829 on Forms S-1/A; and Registration Statement No. 333-117321 on Form S-1 of our report, dated March 10, 2005, which includes an emphasis paragraph relating to the Company's ability to continue as a going concern, appearing in this Annual Report on Form 10-K of Enova Systems, Inc. for the year ended December 31, 2004.

We also consent to the reference to our Firm under the captions "Experts" and "Selected Financial Data" in the Prospectus.



/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
March 31, 2005


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